As filed with the Securities and Exchange Commission on November 16, 2010

Registration No. 333-170073

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3670 (Primary Standard Industrial Classification Number)	57-0923789 (I.R.S. Employer Identification No.)

2835 Kemet Way
Simpsonville, South Carolina 29681
(864) 963-6300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
2835 Kemet Way
Simpsonville, South Carolina 29681
(864) 963-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

H. Kurt von Moltke, P.C.
William R. Burke
Kirkland & Ellis LLP
300 N LaSalle
Chicago, Illinois 60654
(312) 862-2000

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	10,000,000	$14.19	$141,900,000	$10,117.47(3)

(1)
The registrant effected a reverse stock split at a ratio equal to one-for-three (1:3) on November 5, 2010. The numbers set forth in these columns have been revised from the registration statement previously filed in order to reflect the reverse stock split.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock on the NYSE on November 15, 2010.

(3)
$6,673.68 was previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2010

PROSPECTUS

10,000,000 Shares

KEMET Corporation

Common Stock

        The selling securityholder named herein may offer and sell from time to time up to 10,000,000 shares of our common stock covered by this prospectus. The selling securityholder will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

        Our registration of the shares of common stock covered by this prospectus does not mean that the selling securityholder will offer or sell any of the shares. The selling securityholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. The shares covered by this prospectus currently are subject to issuance upon exercise of a currently outstanding and exercisable warrant held by the selling securityholder. If the selling securityholder offers the shares through a broker-dealer, in an underwritten offering or otherwise, the broker-dealer may purchase from the selling securityholder a portion of the warrant, and may exercise the purchased portion of the warrant, either on a net exercise basis or for cash, and sell to the public the shares acquired upon exercise. We provide more information about how the selling securityholder may sell the shares in the section entitled "Plan of Distribution" beginning on page 19.

        Our common stock is traded on the NYSE under the symbol "KEM." On November 15, 2010 the last reported sale price of our common stock on the NYSE was $14.28 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S–3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Specific information about the terms of an offering will be included in a prospectus supplement relating to each specific offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption "Where You Can Find More Information."

        We have prepared the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein that have been filed by us with the SEC. Neither we, the selling securityholder, nor any underwriter has authorized anyone to provide you with any other information and neither we, the selling securityholder nor any underwriter takes any responsibility for other information others may give you.

        The information contained in this prospectus, in any prospectus supplement, in any free writing prospectus or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the dates of such respective documents.

        This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

        Unless the context otherwise indicates, the terms "KEMET," "Company," "we," "us," and "our" as used in this prospectus refer to KEMET Corporation and its subsidiaries. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

BASIS OF PRESENTATION

        Our fiscal year ends on March 31 of each year. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, references to "fiscal year 2010" or similar references refer to the fiscal year ended March 31, 2010.

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 RECENT DEVELOPMENTS

        On November 5, 2010, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio equal to one-to-three. This reverse stock split was approved at a special meeting of our stockholders on November 3, 2010. All share and per share data in this prospectus gives effect to the reverse stock split.

        On November 11, 2010, we provided written notice to the NYSE Amex that we intended to transfer our listing to the New York Stock Exchange ("NYSE"). We voluntarily ceased trading on the NYSE Amex, with the last day of trading on the NYSE Amex on November 12, 2010. Our common stock commenced trading on November 15, 2010 on the NYSE under our stock symbol "KEM".

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OUR COMPANY

        We are a leading global manufacturer of a wide variety of capacitors. Our product offerings include tantalum, multilayer ceramic, solid and electrolytic aluminum and film and paper capacitors. Capacitors are fundamental components of most electronic circuits and are found in communication systems, data processing equipment, personal computers, cellular phones, automotive electronic systems, defense and aerospace systems, consumer electronics, power management systems and many other electronic devices and systems. Capacitors are typically used to filter out interference, smooth the output of power supplies, block the flow of direct current while allowing alternating current to pass and for many other purposes. We manufacture a broad line of capacitors in many different sizes and configurations using a variety of raw materials. Our product line consists of over 250,000 distinct part configurations distinguished by various attributes, such as dielectric (or insulating) material, configuration, encapsulation, capacitance level and tolerance, performance characteristics and packaging. Most of our customers have multiple capacitance requirements, often within each of their products. Our broad offering allows us to meet the majority of those needs independent of application and end use. In fiscal year 2010, we shipped approximately 31 billion capacitors and in fiscal year 2009, we shipped approximately 32 billion capacitors. We believe the medium-to-long-term demand for the various types of capacitors offered by us will continue to grow on a regional and global basis due to a variety of factors, including increasing demand for and complexity of electronic products, growing demand for technology in emerging markets and the ongoing development of new solutions for energy generation and conservation.

        We operate 21 production facilities in Europe, Mexico, China, the United States and Indonesia and employ over 10,000 employees worldwide. Our customer base includes most of the world's major electronics original equipment manufacturers (including Alcatel-Lucent USA Inc., Apple Inc., Cisco Systems, Inc., Dell Inc., Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Motorola, Inc. and Nokia Corporation), electronic manufacturing service providers (including Celestica Inc., Elcoteq SE, Flextronics International LTD., Jabil Circuit, Inc. and Sanmina-SCI Corporation) and distributors (including TTI, Inc., Arrow Electronics, Inc. and Avnet, Inc.).

        In connection with a credit facility (as subsequently amended and restated, the "Platinum Credit Facility") we entered into in May 2009 with K Financing, LLC ("K Financing"), we issued a warrant (which we sometimes refer to herein as the "Platinum Warrant") to K Financing, which was subsequently transferred to its affiliate K Equity, LLC ("K Equity"). K Financing and K Equity are each affiliates of Platinum Equity Capital Partners II, L.P. The Platinum Warrant entitles K Equity to purchase up to 26,848,484 shares of our common stock, subject to certain adjustments, which represented 49.9% of our common equity at the time of issuance on a post-exercise basis. The Platinum Warrant is currently immediately exercisable in full at an exercise price of $1.04999 per share. In connection with the issuance of the Platinum Warrant, we entered into an Investor Rights Agreement (the "Investor Rights Agreement") with K Financing, which subsequently transferred its rights thereunder to K Equity. The Investor Rights Agreement provides K Equity with registration rights, along with certain preemptive, information and board observation rights. This registration statement is being filed to satisfy our obligations related to a demand registration request by K Equity pursuant to the Investor Rights Agreement.

        Our corporate headquarters are located at 2835 Kemet Way, Simpsonville, South Carolina 29681. Our telephone number is (864) 963-6300. Our website is located at http://www.kemet.com. None of the information that appears on or is linked to or from our website is incorporated by reference into or is otherwise made a part of this prospectus. Our common stock trades on the NYSE under the symbol "KEM".

 RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein which may be amended, supplemented or superceded from time to time by other reports we file with the Securities and Exchange Commission in the future (see "Incorporation of Certain Information by Reference"). The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

 Risks Relating to Our Business

        Adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate.

        While our operating plans provide for cash generated from operations to be sufficient to cover our future operating requirements, many factors, including reduced demand for our products, currency exchange rate fluctuations, increased raw material costs, and other adverse market conditions could cause a shortfall in net cash generated from operations. As an example, the electronics industry is a highly cyclical industry. The demand for capacitors tends to reflect the demand for products in the electronics market. Customers' requirements for our capacitors fluctuate as a result of changes in general economic activity and other factors that affect the demand for their products. During periods of increasing demand for their products, they typically seek to increase their inventory of our products to avoid production bottlenecks. When demand for their products peaks and begins to decline, they may rapidly decrease orders for our products while they use up accumulated inventory. Business cycles vary somewhat in different geographical regions, such as Asia, and within customer industries. We are also vulnerable to general economic events beyond our control and our sales and profits may suffer in periods of weak demand.

        TTI, Inc., a distributor, accounted for over 10% of our net sales in fiscal years 2010, 2009 and 2008. If our relationship with TTI, Inc. were to terminate, we would need to determine alternative means of delivering our products to the end-customers served by TTI, Inc.

        To provide financial flexibility, we may enter into negotiations to secure additional financing or sell non-core assets. However, there can be no assurances that we will be successful in either of these strategic initiatives.

        Our ability to realize operating plans is also dependent upon meeting our payment obligations and complying with any applicable financial covenants under our debt agreements. If cash generated from operating, investing and financing activities is insufficient to pay for operating requirements and to cover interest payment obligations under debt instruments, planned operating and capital expenditures may need to be reduced.

        Adverse economic conditions could cause further reevaluation and the write down of long-lived assets.

        Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or group of assets may not be recoverable. In the event that the test shows that the carrying value of certain long-lived assets are impaired, we would be required to take an impairment charge to earnings under U.S. generally accepted accounting principles. However, such a charge would have no direct effect on our cash.

        An increase in the cost or decrease in the availability of our principal raw materials could adversely affect profitability.

        The principal raw materials used in the manufacture of our products are tantalum powder, palladium, aluminum and silver. These materials are considered commodities and are subject to price volatility. Due to market constraints, we no longer purchase tantalum powder under long-term contracts. Instead, we forecast our tantalum needs for the short-term (twelve weeks) and make purchases based upon those forecasts; we currently have purchase agreements outstanding for three to six months. While the financial impact of these decisions are short-term in nature given that we are not currently party to any long-term supply agreements, they could impact our financial performance from period to period given that we do not hedge any of our raw material exposure and we may be unable to pass on to a significant number of our customers any fluctuations in our raw material costs. Additionally, any delays in obtaining raw materials for our products could hinder our ability to manufacture our products, negatively impacting our competitive position and our relationships with our customers.

        Presently, a limited number of suppliers process tantalum ore into capacitor-grade tantalum powder. If there are an insufficient number of tantalum processors relative to foreseeable demand, an increase in the price of tantalum may result. If we are unable to pass on such price increases to our customers, it could have an adverse affect on our profitability.

        Palladium is a precious metal used in the manufacture of multilayer ceramic capacitors and is mined primarily in Russia and South Africa. We continue to pursue ways to reduce palladium usage in ceramic capacitors in order to minimize the price risk. The amount of palladium that we require has generally been available in sufficient quantities, however of the price of palladium is driven by the market which has shown significant price fluctuations. For instance, in fiscal year 2009 the price of palladium fluctuated between $177 and $444 per troy ounce. Price increases and the possibility of our inability to pass such increases on to our customers could have an adverse effect on profitability.

        Silver and aluminum have generally been available in sufficient quantities, and we believe there are a sufficient number of suppliers from which we can purchase our requirements. An increase in the price of silver that we are unable to pass on to our customers, however, could have an adverse affect on our profitability.

  Changes in the competitive environment could harm our business.

        The capacitor business is highly competitive worldwide, with low transportation costs and few import barriers. Competition is based on factors such as product quality and reliability, availability, customer service, timely delivery and price. The industry has become increasingly consolidated and globalized in recent years, and our primary U.S. and non-U.S. competitors, some of which are larger than us, have significant financial resources. The greater financial resources of such competitors may enable them to commit larger amounts of capital in response to changing market conditions. If we are unable to expand our manufacturing to meet demand and our competitors expand production, we could lose customers and/or market share. Some competitors may also have the ability to use profits from other operations to subsidize losses sustained in their businesses with which we compete. Certain competitors may also develop product or service innovations that could put us at a disadvantage.

        Uncertainty of the timing of customer product qualifications in heavily regulated industries could affect the timing of product revenues and profitability arising from these industries.

        Our capacitors are incorporated into products used in diverse industries. Certain of these industries, such as military, aerospace and medical, are heavily regulated, with long and sometimes unpredictable product approval and qualification processes. Due to such regulatory compliance issues, there can be no assurances as to the timing of product revenues and profitability arising from our product development and sales efforts in these industries.

        We manufacture many capacitors in Europe, Mexico and Asia and economic, political or regulatory changes in any of these regions could adversely affect our profitability.

        Our international operations are subject to a number of special risks, in addition to the same risks as our domestic business. These risks include currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory regimes, differences in the availability and terms of financing, political instability and potential increases in taxes. These factors could impact our production capability or adversely affect our results of operations or financial condition.

        We may experience difficulties, delays or unexpected costs in completing our restructuring plan.

        In the second quarter of fiscal year 2010, we initiated a restructuring plan designed to improve the operating performance of our Film and Electrolytic business group. However, any anticipated benefits of this restructuring activity will not be realized until future periods. The plan is expected to take approximately two to three years to complete.

        We may not realize, in full or in part, the anticipated benefits of the restructuring plan without encountering difficulties, which may include complications in the transfer of production knowledge, loss of key employees and/or customers, the disruption of ongoing business and possible inconsistencies in standards, controls and procedures. We are party to collective bargaining agreements in certain jurisdictions in which we operate which could potentially prevent or delay execution of parts of our restructuring plan.

        Our inability to attract, train and retain effective employees and management could harm our business.

        Our success depends upon the continued contributions of our executive officers and certain other employees, many of whom have many years of experience with us and would be extremely difficult to replace. We must also attract and retain experienced and highly skilled engineering, sales and marketing and managerial personnel. Competition for qualified personnel is intense in our industry, and we may not be successful in hiring and retaining these people. If we lost the services of our executive officers or our other highly qualified and experienced employees or cannot attract and retain other qualified personnel, our business could suffer through less effective management due to loss of accumulated knowledge of our business or through less successful products due to a reduced ability to design, manufacture and market our products.

        We must continue to develop innovative products to maintain relationships with our customers and to offset potential price erosion in older products.

        While most of the fundamental technologies used in the passive components industry have been available for a long time, the market is nonetheless typified by rapid changes in product designs and technological advances allowing for better performance, smaller size and/or lower cost. New applications are frequently found for existing technologies, and new technologies occasionally replace existing technologies for some applications or open up new business opportunities in other areas of application. We believe that successful innovation is critical for maintaining profitability in the face of potential erosion of selling prices for existing products and to ensure the flow of new products and robust manufacturing processes that will keep us at the forefront of our customers' product designs. Non-customized commodity products are especially vulnerable to price pressure, but customized products have also experienced price pressure in recent years. Developing and marketing new products requires start-up costs that may not be recouped if these products or production techniques are not successful. There are numerous risks inherent in product development, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our results of operations.

        We may be exposed to claims alleging product defects.

        Our business exposes us to claims alleging product defects or nonconformance with product specifications. We may be held liable for, or incur costs related to, such claims if any of our products, or products in which our products are incorporated, are found to have caused end market product application failures, product recalls, property damage or personal injury. Provisions in our agreements with our customers and distributors which are designed to limit our exposure to potential material product defect claims, including warranty, indemnification, waiver and limitation of liability provisions, may not be effective under the laws of some jurisdictions. If we cannot successfully defend ourselves against product defect claims, we may incur substantial liabilities. Regardless of the merits or eventual outcome, defect claims could entail substantial expense and require the time and attention of key management personnel.

        Our commercial general liability insurance may not be adequate to cover all liabilities arising out of product defect claims and, at any time, insurance coverage may not be available on commercially reasonable terms or at all. If liability coverage is insufficient, a product defect claim could result in liability to us which could materially and adversely affect our results of operations or financial condition. Even if we have adequate insurance coverage, product defect claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters.

        Various laws and regulations that apply to our business, including those relating to environmental matters, could limit our ability to operate as we are currently and could result in additional costs.

        We are subject to various laws and regulations of federal, state and local authorities in the countries in which we operate regarding a wide variety of matters, including environmental, employment, land use, anti-trust, and others that affect the day-to-day operations of our business. The liabilities and requirements associated with the laws and regulations that affect us may be costly and time-consuming. There can be no assurance that we have been or will be at all times in compliance with such applicable laws and regulations. Failure to comply may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting our operations. If we are pursued for sanctions, costs or liabilities in respect of these matters, our operations and, as a result, our profitability could be materially and adversely affected.

        We are subject to a variety of U.S. federal, state and local, as well as foreign, environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are considered hazardous. We are required to hold environmental permits to conduct many of our operations. Violations of environmental laws and regulations could result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict our ability to operate as we are currently operating or impose additional costs.

In addition, we may experience releases of certain chemicals or discover existing contamination, which could cause us to incur material cleanup costs or other damages.

  Volatility of financial and credit markets could affect our access to capital.

        The continued uncertainty in the global financial and credit markets could impact our ability to implement new financial arrangements or to modify our existing financial arrangements. An inability to obtain new financing or to further modify existing financing could adversely impact the execution of our restructuring plans and delay the realization of the expected cost reductions. Our ability to generate adequate liquidity will depend on our ability to execute our operating plans and to manage costs in light of developing economic conditions. An unanticipated decrease in sales, or other factors that would cause the actual outcome of our plans to differ from expectations, could create a shortfall in cash available to fund our liquidity needs. Being unable to access new capital, experiencing a shortfall in cash from operations to fund our liquidity needs and the failure to implement an initiative to offset the shortfall in cash, such as, for example, a sale of non-core assets, would likely have a material adverse effect on our business.

        We must consistently reduce the total costs of our products to remain competitive.

        Our industry is intensely competitive and prices for existing commodity products tend to decrease steadily over their life cycle. There is substantial and continuing pressure from customers to reduce the total cost of using our parts. To remain competitive, we must achieve continuous cost reductions through process and product improvements.

        We must also be in a position to minimize our customers' shipping and inventory financing costs and to meet their other goals for rationalization of supply and production. Our growth and the profit margins of our products will suffer if our competitors are more successful in reducing the total cost to customers of their products than we are. We must also continue to introduce new products that offer performance advantages over our existing products and can thereby achieve premium prices, offsetting the price declines in our more mature products.

        Our use of net operating losses to offset possible future taxable income could be limited by ownership changes.

        In addition to the general limitations on the carryback and carryforward of net operating losses under Section 172 of the Internal Revenue Code (the "Code"), Section 382 of the Code imposes further limitations on the utilization of net operating losses by a corporation following ownership changes which result in more than a 50 percentage point change in ownership of a corporation within a three year period. Therefore, the future utilization of our net operating losses may be subject to limitation for federal income tax purposes related to regular and alternative minimum tax.

        The issuance of the Platinum Warrant to K Financing, as described above, may be deemed to have been an "ownership change" for purposes of Section 382 of the Code. If such an ownership change is deemed to have occurred, the amount of our taxable income that can be offset by our net operating loss carryovers in taxable years after the ownership change will be severely limited. While we believe that the issuance of the Platinum Warrant did not result in an ownership change for purposes of Section 382 of the Code, there is no assurance that our view will be unchallenged. Moreover, the exercise of part or all of the Platinum Warrant, including the exercise in connection with the offering of shares pursuant to this prospectus, may be deemed to have given rise to an ownership change in the future. While we believe that the exercise of the Platinum Warrant in connection with the offering of shares pursuant to this prospectus will not give rise to an ownership change for purposes of Section 382 of the Code, there is no assurance that our view will be unchallenged.

        The application of Section 382 of the Code now or in the future could limit a substantial part of our future utilization of available net operating losses. Such limitation could require us to pay substantial additional federal and state taxes and interest. Such tax and interest liabilities may adversely affect our liquidity and financial position.

Risks Relating to Our Common Stock

        The market price of our common stock may be highly volatile or may decline regardless of our operating performance.

        The trading price of our common stock may fluctuate substantially. The price of our common stock may be higher or lower than the price you pay to purchase your shares, depending on many factors, some of which are beyond our control. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. The fluctuations could cause you to lose all or part of your investment in our shares of common stock. Factors that could cause fluctuation in the trading price of our common stock may include, but are not limited to, the following:

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  price and volume fluctuations in the overall stock market from time to time;

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  significant volatility in the market price and trading volume of companies similar to ours;

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  actual or anticipated variations in our earnings or operating results;

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  actual or anticipated changes in financial estimates by us or by any securities analysts who might cover our stock;

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  market conditions or trends in our industry and the economy as a whole;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

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  announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

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  capital commitments;

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  loss of a major customer or the loss of a particular product line with a major customer;

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  additions or departures of key personnel; and

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  sales of our common stock, including sales of large blocks of our common stock or sales by our directors             and officers.

        In addition, if the market for stocks of manufacturers of products similar to ours or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry or related industries even if these events do not directly affect us.

        K Equity may obtain significant influence over all matters submitted to a stockholder vote, which may limit the ability of other shareholders to influence corporate activities and may adversely affect the market price of our common stock.

        As part of the consideration for entering into the Platinum Credit Facility, K Financing received the Platinum Warrant to purchase up to 26,848,484 shares of our common stock (subject to certain adjustments), representing 49.9% of our outstanding common stock at the time of issuance on a post-exercise basis. The Platinum Warrant was subsequently transferred to K Equity, an affiliate of K Financing. To the extent that K Equity exercises the Platinum Warrant in whole or in part but does not sell all or a significant part of the shares it acquires upon exercise, K Equity may own up to 49.9% of our outstanding common stock. As a result, K Equity may have substantial influence over the outcome of votes on all matters requiring approval by our stockholders, including the election of directors, the adoption of amendments to our restated certificate of incorporation and by-laws and approval of significant corporate transactions. K Equity could also take actions that have the effect of delaying or preventing a change in control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. Moreover, this concentration of stock ownership may make it difficult for stockholders to replace management. In addition, this significant concentration of stock ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders and the trading price of shares of our common stock could be adversely affected.

        Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

        Future sales of substantial amounts of our common stock in the public market (including sales by the selling securityholder pursuant to this prospectus) or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In addition, future equity financings could also result in dilution to our stockholders and new securities could have rights, preferences and privileges that are senior to those of the shares offered hereby. K Equity, the selling securityholder, may sell all or any portion of the shares that it is entitled to acquire upon exercise of the Platinum Warrant in the public market through any means described in the section hereof entitled "Plan of Distribution." If this right is exercised and a large number of shares are sold (in an offering pursuant to this prospectus or otherwise), the market price of our common stock could be adversely affected. Moreover, as of September 30, 2010, approximately 4.6 million additional shares of our common stock were issuable upon the exercise of outstanding vested and unvested options and upon vesting of restricted stock units. In the event that outstanding options are exercised, existing stockholders could suffer immediate and substantial dilution of their investment.

        Our restated certificate of incorporation and by-laws contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

        Some provisions of our restated certificate of incorporation and by-laws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

  •
  the removal of directors only by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote at an election of directors;

  •
  any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

  •
  inability of stockholders to call special meetings of stockholders or take action by written consent;

  •
  advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings; and

  •
  authorization of the issuance of "blank check" preferred stock without the need for action by stockholders.

        We currently do not intend to pay dividends on our common stock and as a result, the only opportunity to achieve a return on an investment in our common stock is if the price appreciates.

        We currently do not expect to declare or pay dividends on our common stock in the foreseeable future. As a result, the only opportunity to achieve a return on an investment in our common stock will be if the market price of our common stock appreciates and the shares are sold at a profit. We cannot assure our investors that the market price for our common stock will ever exceed the price that the investors pay for their shares in an offering pursuant to this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "anticipates," "believes," "estimates" and other similar expressions or future or conditional verbs such as "will," "should," "would" and "could" are intended to identify such forward-looking statements. Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those set forth under "Risk Factors." The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

        All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below and under "Risk Factors," could cause actual results to differ materially from those reflected in the forward-looking statements.

        Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:

  •
  adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate;

  •
  adverse economic conditions could cause further reevaluation and the write down of long-lived assets;

  •
  an increase in the cost or a decrease in the availability of our principal raw materials;

  •
  changes in the competitive environment;

  •
  uncertainty of the timing of customer product qualifications in heavily regulated industries;

  •
  economic, political or regulatory changes in the countries in which we operate;

  •
  difficulties, delays or unexpected costs in completing the restructuring plan;

  •
  inability to attract, train and retain effective employees and management;

  •
  the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products;

  •
  exposure to claims alleging product defects;

  •
  the impact of laws and regulations that apply to our business, including those relating to environmental matters;

  •
  volatility of financial and credit markets affecting our access to capital;

  •
  needing to reduce the total costs of our products to remain competitive;

  •
  potential limitation on the use of net operating losses to offset possible future taxable income; and

  •
  exercise of the warrant by K Equity which could potentially result in the existence of a controlling stockholder.

        Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made, or incorporated by reference, in this prospectus, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. The shares offered pursuant to this prospectus are currently not outstanding but are subject to issuance upon exercise of a portion of the Platinum Warrant held by the selling securityholder.

        If the Platinum Warrant is exercised on a net exercise basis, we will not receive any proceeds. Net exercise is described further below in "Selling Securityholder."

        If the Platinum Warrant is exercised for cash, we will receive $1.04999 per underlying share of common stock, which is the current exercise price for the Platinum Warrant. If cash exercise is elected, and assuming that the Platinum Warrant is exercised for all 10,000,000 shares of common stock covered by this prospectus, we would receive proceeds of $10,499,900, which we would use for general corporate purposes.

        We, and not the selling securityholder, will pay the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but the selling securityholder will pay all discounts, commissions or brokers' fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        Our selected historical consolidated financial data as of and for the years ended March 31, 2006, 2007, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements. Our selected historical consolidated financial data as of and for the six months ended September 30, 2010 and September 30, 2009 have been derived from our unaudited condensed consolidated financial statements. Our interim results are not necessarily indicative of our operating results for the entire year nor are our historical results necessarily indicative of our operating results to be expected in the future. The following financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and the financial statements and related notes incorporated by reference into this prospectus.

	Fiscal Years Ended March 31,					Six Months Ended September 30,
	2006	2007	2008	2009	2010	2009	2010
						(unaudited)
	(in thousands, except per share data)
Income Statement Data:
Net sales	$490,106	$658,714	$850,120	$804,385	$736,335	$323,432	$492,382
Operating costs and expenses:
Cost of sales	399,264	517,443	696,806	736,551	611,638	278,412	361,756
Selling, general and administrative expenses	49,660	89,450	97,639	93,505	86,085	38,535	49,214
Research and development	25,976	33,385	35,699	28,956	22,064	10,348	12,255
Restructuring charges	28,319	12,572	25,341	30,874	9,198	1,267	4,095
Goodwill impairment	—	—	—	174,327	—	—	—
Write down of long-lived assets	—	—	4,218	67,624	656	—	—
Net (gain) loss on sales and disposals of assets	(2,917)	(1,214)	(702)	(25,505)	(1,003)	258	(1,435)
Curtailment gains on benefit plans	—	—	—	(30,835)	—	—	—

Total operating costs and expenses	500,302	651,636	859,001	1,075,497	728,638	328,820	425,885

Operating income (loss)	(10,196)	7,078	(8,881)	(271,112)	7,697	(5,388)	66,497
Other (income) expense:
Interest income	(5,640)	(6,283)	(6,061)	(618)	(188)	(133)	(105)
Interest expense and amortization of debt discount	6,628	9,865	21,696	29,789	26,008	12,310	14,792
Increase in value of warrant	—	—	—	—	81,088	81,088	—
Other (income) expense, net	916	(1,273)	(4,412)	(14,084)	4,121	5,511	(3,118)
(Gain) loss on early extinguishment of debt	—	—	—	2,212	(38,921)	(38,921)	38,248

Income (loss) before income taxes	(12,100)	4,769	(20,104)	(288,411)	(64,411)	(65,243)	16,680
Income tax expense (benefit)	(12,475)	563	5,111	(3,202)	5,036	2,742	1,868

Net income (loss)	$375	$4,206	$(25,215)	$(285,209)	$(69,447)	$(67,985)	$14,812

Net income (loss) per share(1):
Basic	$0.01	$0.15	$(0.91)	$(10.62)	$(2.57)	$(2.52)	$0.55
Diluted(2)	0.01	0.15	(0.91)	(10.62)	(2.57)	(2.52)	0.29
Balance Sheet Data(3):
Cash and cash equivalents	$163,778	$212,202	$81,383	$39,204	$79,199	$57,412	$117,454
Total assets	748,318	942,373	1,250,999	714,151	740,961	740,755	808,601
Total debt, net of discounts	100,000	215,931	377,741	306,746	249,509	258,715	274,282
Total stockholders' equity	512,703	577,419	576,831	240,039	284,272	294,643	304,705

(1)
Net income (loss) per share gives effect to the reverse stock split of our common stock on November 5, 2010 at a ratio of one-to-three.

(2)
Securities exercisable for common stock were not included in the computation of diluted loss per share in certain periods because the impact would have been antidilutive.

(3)
We did not pay dividends during any of these periods.

SELLING SECURITYHOLDER

        This prospectus relates to the possible resale of up to 10,000,000 shares of our common stock by K Equity. K Financing received the Platinum Warrant to purchase 26,848,484 shares of our common stock, subject to certain adjustments, in connection with the entry into the Platinum Credit Facility among us, K Financing and certain of our subsidiaries. The Platinum Warrant was subsequently transferred to K Equity. The Platinum Warrant is currently immediately exercisable in full at an exercise price of $1.04999 per share. Pursuant to its terms, the Platinum Warrant may be exercised on a net exercise basis or for cash.

        The following table sets forth information with respect to the beneficial ownership of our common stock held as of November 15, 2010 by the selling securityholder, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling securityholder assuming all the shares registered hereunder are sold and assuming that net exercise of the Platinum Warrant is elected. The percentage ownership before the offering is based on 27,101,754 shares of our common stock outstanding as of November 15, 2010 and the percentage ownership after the offering is based on 37,101,754 shares of our common stock outstanding immediately after the completion of the offering. The registration of the shares of common stock underlying the Platinum Warrant does not necessarily mean that the selling securityholder will sell all or any particular portion of the shares.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering
Name	Number	Percentage	Number	Number	Percentage
K Equity, LLC(1)	26,848,484	49.9%	10,000,000	16,054,841	30.2%

(1)
If the Platinum Warrant is exercised on a net exercise basis to allow for the sale of 10,000,000 shares of stock, based on the closing bid price for our common stock of $14.28 on November 15, 2010, the number of shares available for further exercises under the Platinum Warrant would be reduced by an additional 793,643 shares. If cash exercise is elected, then, after such exercise, 16,848,484 shares of common stock would remain as exercisable under the Platinum Warrant, rather than 16,054,841 in the event of net exercise, and K Equity would beneficially own 31.2% of our common stock (assuming the sale by the selling securityholder of all shares registered under this registration statement). K Holdings, LLC ("K Holdings") is the sole member of K Equity; Platinum Equity Capital Partners II, L.P. ("PECP II") is the controlling member of K Holdings; Platinum Equity Partners II, LLC ("Platinum Partners") is the general partner of PECP II; Platinum Equity Investment Holdings II, LLC ("Platinum Investment") is the senior managing member of Platinum Partners; Platinum Equity, LLC ("Platinum Equity") is the sole member of Platinum Investment; and Tom Gores, a natural person, is the ultimate beneficial owner and Chairman of Platinum Equity. Each of the foregoing may be deemed to have shared power to direct the voting and disposition of the Platinum Warrant (as well as the shares of common stock underlying the Platinum Warrant) held by K Equity. Each of the foregoing disclaims beneficial ownership of the Platinum Warrant (as well as the shares of common stock underlying the Platinum Warrant) except to the extent of their respective pecuniary interest therein. The principal place of business and principal office of each of the foregoing is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.

Material Relationships

        Platinum Credit Facility.    In May 2009, we entered into the Platinum Credit Facility with K Financing, an affiliate of Platinum Equity Capital Partners II, L.P. The Platinum Credit Facility consisted of a term loan of up to $52.5 million, line of credit loans that could be borrowed from time to time (but not reborrowed after being repaid) of up to $12.5 million and a working capital loan of up to $12.5 million. In June 2009, we used a portion of the proceeds from the Platinum Credit Facility to consummate a tender offer for $93.9 million in aggregate principal amount of our convertible notes (or 54% of the then-outstanding aggregate amount of the convertible notes). Upon consummation of that tender offer, we issued the Platinum Warrant to K Financing. All outstanding amounts under the Platinum Credit Facility have been repaid and the facility has been terminated.

        Investor Rights Agreement.    On June 30, 2009, in connection with the issuance of the Platinum Warrant, we entered into an Investor Rights Agreement (the "Investor Rights Agreement") with K Financing, which subsequently transferred its rights thereunder to K Equity. The Investor Rights Agreement provides K Equity with up to three demand registrations and the right to request that any registerable securities it holds be included in any registration statement we file for our own account or the account of any holder of our common stock. Pursuant to the agreement we agreed to pay registration-related fees and expenses. We also agreed to indemnify K Equity for certain losses in connection with such registrations. In addition to registration rights, the Investor Rights Agreement grants K Equity certain information rights and the right to appoint up to two representatives, depending on its ownership percentage of our common stock, to observe our board of directors and receive materials sent to our board of directors. The Investor Rights Agreement also provides K Equity with preemptive rights in connection with any proposed issuance or sale of our common stock or securities exercisable for or convertible into shares of our common stock.

        Corporate Advisory Services Agreement.    On June 30, 2009, in connection with our entry into the Platinum Credit Facility and the issuance of the Platinum Warrant to K Financing, we entered into a Corporate Advisory Services Agreement (the "Corporate Advisory Services Agreement") with Platinum Equity Advisors, LLC ("Platinum"), an affiliate of K Equity, effective June 30, 2009. The Corporate Advisory Services Agreement provides that Platinum will perform certain corporate advisory services in exchange for an advisory fee equal to $1.5 million per calendar year and reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with rendering the covered services. The term of the Corporate Advisory Services Agreement ends on June 30, 2013.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share, the rights and preferences of which may be established from time to time by our board of directors, and zero shares of non-voting common stock, par value $0.01 per share. As of November 15, 2010, there were 27,101,754 outstanding shares of our common stock. There are currently no outstanding shares of preferred stock.

        On November 5, 2010, we filed with the Secretary of State of Delaware a Certificate of Amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio equal to one-to-three. The number of shares subject to the Platinum Warrant and its exercise price were proportionately adjusted. Our options and restricted stock units were similarly adjusted in accordance with their terms. Our number of authorized shares of common stock did not change. However, our board of directors has determined to seek stockholder approval to reduce the number of authorized shares of common stock from 300,000,000 to 175,000,000 at our next annual meeting of stockholders.

        The following description of our capital stock is only a summary, does not purport to be complete and is subject to and qualified by the full text of our restated certificate of incorporation and our amended and restated bylaws and of the applicable provisions of Delaware law.

Common Stock

        Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Our common stockholders are entitled to receive ratably any dividends that may be declared by our board of directors out of any assets or funds legally available for payment of dividends.

        We currently do not expect to pay dividends on our common stock. Future declaration and payment of dividends, if any, will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, cash requirements, future prospects and other factors. We can give no assurance that any dividends will be declared or paid in the future.

        Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then-outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. Holders of our common stock do not have subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

        Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

        Our restated certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock from time to time. Subject to the provisions of our restated certificate of incorporation and limitations prescribed by law, our board of directors is authorized to issue preferred shares and to fix before issuance the number of preferred shares to be issued and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of the preferred shares, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. In connection with our adoption of a stockholder rights plan in 1996, our board of directors designated 120,000 shares of our preferred stock as Junior Participating Preferred Stock, Series A (the "Series A Preferred Stock"). The rights plan and the associated rights to acquire the

Series A Preferred Stock expired and were terminated in 2006 in accordance with the terms of the rights plan, and no shares of the Series A Preferred Stock were ever issued.

        The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control without further action by the stockholders.

        As a result of these or other factors, the issuance of preferred stock could have an adverse effect on the market price of our common stock.

Anti-takeover Effects of Our Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Contractual Arrangements

        Our restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

Classified Board of Directors

        Our restated certificate of incorporation divides our board of directors into three classes of directors serving staggered three-year terms. The existence of a classified board will make it more difficult for a third party to gain control of our board of directors by preventing the third party from replacing a majority of the directors at any given meeting of stockholders.

Removal of Directors and Filling Vacancies in Directorships

        Our restated certificate of incorporation and our amended and restated bylaws provide that directors may be removed for cause by the holders of a majority of shares entitled to vote. Our restated certificate of incorporation and our amended and restated bylaws provide that any vacancy on our board of directors or newly created directorship may be filled solely by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director, and that any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified. The limitations on the removal of directors and the filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Action and Meetings of Stockholders

        Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our restated certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the affirmative vote of a majority of our board of directors, the chairman of the board or our chief executive officer. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice Requirements for Stockholder Proposals

        Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has complied with the notice procedures provided in our amended and restated bylaws.

        To be timely, a stockholder's notice must be delivered to the corporate secretary at the principal executive offices not less than 90 days prior to the first anniversary of the prior year's annual meeting of stockholders, except that, if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary, notice must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the annual meeting is first made. Our amended and restated bylaws also specify requirements as to the form and substance of notice. These provisions may make it more difficult for stockholders to bring matters before an annual meeting of stockholders.

        Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Business Combinations with Interested Stockholders

        In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Our restated certificate of incorporation contains provisions that have the same effect as certain portions of Section 203 that relate to acquisition transactions. Our restated certificate of incorporation provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving holders of stock representing 20% or more of the voting power of the then-outstanding shares of voting stock (other than certain existing holders of voting stock prior to our initial public offering in 1992), such transactions must be approved by 80% of the voting power of our then-outstanding voting stock entitled to vote generally in the election of the directors, unless such transactions are approved by a majority of the Disinterested Directors (as defined in our restated certificate of incorporation) or unless certain minimum price, form of consideration and procedural requirements are satisfied. Our restated certificate of incorporation provides that the affirmative vote of the holders of 80% of the voting power of our then-outstanding voting stock entitled to vote generally in the election of the directors is required to amend, alter, change, or repeal the provisions of our restated certificate of incorporation described above. These requirements of a supermajority vote to approve certain transactions and amendments to our restated certificate of incorporation could enable a minority of our stockholders to exercise veto powers over such transactions and amendments.

        Under some circumstances, Section 203 of the DGCL makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203 of the DGCL.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

        We are registering 10,000,000 shares of our common stock for possible sale by the selling securityholder.

        The selling securityholder may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

  •
  on the NYSE, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

  •
  in privately negotiated transactions;

  •
  in underwritten transactions, including by selling the Platinum Warrant or a portion thereof to underwriters, who may then exercise the Platinum Warrant or a portion thereof and offer and sell the underlying shares to investors;

  •
  in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

  •
  through any other method permitted by applicable law.

        The selling securityholder may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling securityholder and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE or any other exchange or market.

        The shares of common stock offered hereby currently are subject to issuance upon exercise of the Platinum Warrant. If the selling securityholder offers the shares through a broker-dealer, including in an underwritten offering or otherwise, the broker-dealer may agree to purchase from the selling securityholder a portion of the Platinum Warrant, and may exercise the purchased portion of the Platinum Warrant, either for cash or on a net exercise basis, and sell to the public the shares acquired upon exercise.

        The shares may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock (or portion of the Platinum Warrant, as applicable) will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholder and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling securityholder and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        We and the selling securityholder each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Investor Rights Agreement, we have agreed to indemnify the selling securityholder against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the Investor Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling securityholder will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

        The selling securityholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the name of the selling securityholder;

  •
  the number of shares being offered;

  •
  the terms of the offering;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        The selling securityholder is subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling securityholder. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

        To facilitate the offering of shares covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than the selling securityholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        In the ordinary course of their business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Company.

        To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

        Instead of selling the shares of common stock under this prospectus, the selling securityholder may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of KEMET Corporation appearing in KEMET Corporation's Current Report on Form 8-K filed on October 26, 2010 for the year ended March 31, 2010, and the effectiveness of KEMET Corporation's internal control over financial reporting as of March 31, 2010 appearing in KEMET Corporation's Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of KEMET Corporation and its subsidiaries as of March 31, 2009 and for each of the years in the two-year period ended March 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and Deloitte & Touche S.p.A. ("Deloitte"), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the March 31, 2009 consolidated financial statements contains (a) an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern and (b) an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

        The consolidated financial statements of Arcotronics Italia S.p.A. and its subsidiaries as of March 31, 2009 and for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008 have been audited by Deloitte, as stated in its report incorporated herein by reference. The report of Deloitte on the aforementioned consolidated financial statements as of March 31, 2009 and for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008 contains an explanatory paragraph expressing substantial doubt about Arcotronics Italia S.p.A. and its subsidiaries' ability to continue as a going concern.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

        We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        You can access electronic copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports, free of charge, on our website at http://www.kemet.com. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC on May 25, 2010, including the information incorporated by reference from our Proxy Statement filed with the SEC on June 28, 2010 in connection with the solicitation of proxies for the Annual Meeting of Stockholders of KEMET Corporation to be held on July 28, 2010;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, as filed with the SEC on August 5, 2010 and October 29, 2010, respectively;

  •
  our Current Reports on Form 8-K, as filed with the SEC on the following dates: April 20, 2010, April 22, 2010, May 5, 2010, May 6, 2010, May 18, 2010, June 21, 2010, July 29, 2010, October 5, 2010, October 12, 2010, October 26, 2010, October 27, 2010, November 5, 2010 and November 12, 2010;

  •
  the description of our common stock, par value $0.01 per share, included under our Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on November 12, 2010 (File No. 001-15491).

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus, if requested in writing or by telephone. Any such request should be directed to:

KEMET Corporation
2835 Kemet Way
Simpsonville, South Carolina 29681
Attention: Investor Relations
(864) 963-6300

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is a statement of the estimated expenses, to be paid solely by KEMET Corporation (the "Company"), in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$10,117.47
Printing expense		(1)
Accounting fees and expense		(1)
Legal fees and expense		(1)
Miscellaneous expenses		(1)

Total		$(1)

(1)
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-3. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.    Indemnification of Directors and Officers.

        The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or, director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

        The Amended and Restated Bylaws of KEMET Corporation provide for the indemnification of all current and former directors and officers to the fullest extent permitted by the DGCL.

Item 16.    Exhibits.

        Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on November 16, 2010.

KEMET Corporation
By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 16, 2010:

Name	Title

* Per-Olof Loof	Chief Executive Officer and Director (Principal Executive Officer)
/s/ WILLIAM M. LOWE, JR. William M. Lowe, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Frank G. Brandenberg	Director
* Dr. Wilfried Backes	Director
* Gurminder S. Bedi	Director
* Joseph V. Borruso	Director
* E. Erwin Maddrey, II	Director

Name		Title

* Robert G. Paul		Director
* Joseph D. Swann		Director
*By:	/s/ WILLIAM M. LOWE, JR. William M. Lowe, Jr., as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
4.1
Restated Certificate of Incorporation of the Company, as amended to date (Amendment to previously filed version is incorporated by reference to Exhibit 5.3 to the Company's Current Report on Form 8-K dated November 5, 2010).**
4.2	Amended and Restated By-laws of KEMET Corporation, effective June 5, 2008 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated June 3, 2008).
4.3	Form of Common Stock Certificate.**
5.1	Opinion of Kirkland & Ellis LLP.**
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Deloitte & Touche S.p.A.
23.4	Consent of Kirkland & Ellis LLP (set forth in Exhibit 5.1).**
24.1	Powers of attorney (included on the signature pages of the Registration Statement).**

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to the registration statement or as an exhibit to a document or report incorporated by reference herein.

**
Previously filed.